Exhibit 99.1

CYTOMEDIX CHAIRMAN AND CEO KSHITIJ MOHAN TO PROVIDE BUSINESS UPDATE

ROCKVILLE, Md., Oct. 27, 2006 - Cytomedix, Inc. (AMEX: GTF) today announced that Chairman and Chief Executive Officer Kshitij Mohan, Ph.D., will host a conference call and webcast with members of the investment community on Monday, October 30, at 11:30 a.m. Eastern time.

The purpose is to provide a business update and answer any investor questions. Dr. Mohan is conducting this call as, due to a family emergency, he will be unable to attend the Annual Shareholders’ Meeting scheduled for November 3, 2006. All other Directors and Officers of the Company will be present at the Annual Meeting.

To participate in the conference call, dial 1-877-407-9205 in the U.S. and Canada (international callers dial 201-689-8054) approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the Cytomedix conference call. The conference call will also be archived until 11/30/06. To access the archived conference call, callers in the U.S. and Canada dial 877-660-6853 (international callers dial 201-612-7415) and use account #286 and pass code ID 219105.

The teleconference can also be accessed by means of a live audio webcast on the Company's website at http://www.cytomedix.com, or http://www.investorcalendar.com. The presentation will be archived for replay at both sites.

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is AutoloGel™, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has announced favorable results from its blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers and is appealing the FDA’s ruling related to its 510(k) application for marketing clearance for a new product seeking specific labeled indications for the healing of chronic wounds. Additional information regarding Cytomedix is available at: http://www.cytomedix.com